Exhibit 23

Consent of Ernst & Young, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-39484, 333-30751 and 33-95062) pertaining to the BioCryst Pharmaceuticals, Inc. 1991 Stock Option Plan, as amended and restated as of March 6, 2000, the Registration Statement (Form S-8 Nos. 333-90582 and 33-95062) pertaining to the BioCryst Pharmaceuticals, Inc. Employee Stock Purchase Plan and the Registration Statement (Form S-3 No. 333-111226) pertaining to the shelf registration of up to $60,000,000 of BioCryst Pharmaceuticals, Inc. common stock, of our report dated January 23, 2004, except for Note 10 as to which the date is February 18, 2004, with respect to the financial statements of BioCryst Pharmaceuticals, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ ERNST & YOUNG

Birmingham, Alabama
March 15, 2004

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